Exhibit 99.1
Steven D. Wood, PhD
4158 E. Fox
Mesa, AZ 85204
Dear Steve:
On behalf of Health Grades, Inc., we are pleased to offer you the position of Executive Vice President effective July 10, 2006. Outlined below are the terms of your employment:
At-Will Employment: At-will employment means that you are not employed by Health Grades for any fixed term. Just as you have the right to terminate your employment at Health Grades for any reason; Health Grades has the right to terminate your employment relationship at any time, and for any reason, in the sole discretion of Health Grades

Base Compensation: $205,000 annual salary, payable bi-weekly as part of HealthGrades’ normal payroll cycle.

Incentive Compensation: Incentive compensation for 2006 will be based 50% on revenue and 50% on net income as budgeted for the Executive Vice President and determined by the Compensation Committee of the Board of Directors. Incentive compensation for performance either above or below budget will be consistent with the other Company Executive Vice Presidents and will be as follows:
Full payout (100% of bonus) — $50,000
Revenue           >115%
Net Income      >115%
Partial payout (70% of bonus) — $35,000
Revenue           105%-114.9%
Net Income      105%-114.9%
Partial payout (40% of bonus) — $20,000
Revenue           85%-104.9%
Net Income      85%-104.9%

Note: The above bonus amounts will not be pro-rated for a partial year. In addition, these amounts are not cumulative. For example, if Revenue and Net Income results in 2006 are 110% of budget, the total payout (absent any additional discretionary bonus as determined by the Compensation Committee of the Board of Directors in conjunction with the CEO) will be $35,000.

Restricted Shares of Company Stock: 30,000 restricted shares, contingent upon the approval of a revised Equity Plan by the Company’s common stockholders at our next annual meeting currently scheduled for June. These shares will be granted at the time of approval by the stockholders and vesting will begin at that time. Vesting will occur as follows: 10% one year from date of grant, 20% two years from date of grant, 30% three years from date of grant and 40% four years from date of grant. Executive will be eligible for additional restricted shares in subsequent years that executive remains employed with HealthGrades solely at the discretion of the Compensation Committee of the Board of Directors.

Paid Time Off: 31 days accrued PTO per year. Health Grades observes and compensates full-time employees for seven (7) national holidays per year. For more details, please see the enclosed Health Grades Employee Handbook.

Severance: In the event of termination of the executive by HealthGrades for other than “cause”, severance will be as follows depending upon the number of days the executive is employed prior to termination as follows:

0-90 days — no severance.
91-180 days — base salary for number of months the executive has been employed at HealthGrades (e.g., 90 days = three months) > 180 days — six months base salary

Note: Severance payout will be in accordance with HealthGrades’ regularly scheduled payroll cycle for the period of time the severance will run. Employee’s health benefits will continue through the end of the final pay period for which the executive is paid severance (e.g., if executive is terminated after 90 days of employment for other than “cause”, he will be paid three months base salary as severance and will continue to receive health benefits paid by HealthGrades for the three months during which his severance is paid).

In all cases of termination other than for “cause”, the executive will keep ownership of any restricted shares that were granted to executive that were fully vested as of the actual termination date. No further vesting will occur subsequent to the termination date.

Other Employee Benefits: As a full-time employee, you will be eligible to participate in all other employee benefits, including 401(k) program, as described in the Employee Handbook. In addition, executive will receive the following:
•	Airline club “red carpet” memberships to AWA and American Airlines

•	Reimbursement of high speed internet access for two locations (home and vacation cabin)

•	Car service to/from the corporate Golden office when appropriate
We look forward to working with you. If you should have any questions, please give me a call at (303) 716-0041.
Allen Dodge
Executive Vice President /CFO

7/10/06

Signature of Acceptance of offer	Date